UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2015

AmREIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35609	20-8857707
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Greenway Plaza, Suite 1000, Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

(713) 850-1400

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Settlement of Litigation

As previously announced, on October 31, 2014, AmREIT, Inc. (“AmREIT”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Edens Investment Trust, a Maryland statutory trust (“Parent”), Edens Limited Partnership, a Delaware limited liability partnership (“Operating Partnership”) and Saturn Subsidiary LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Operating Partnership (“Merger Sub”, and together with Parent and Operating Partnership, the “Buyer Parties”), pursuant to which the Buyer Parties have agreed to acquire all outstanding shares of common stock of AmREIT for $26.55 per share (by virtue of a merger of AmREIT with and into Merger Sub (the “Merger”)) in an all-cash transaction with a total enterprise value of approximately $763 million. The Merger, which has been unanimously approved by AmREIT’s board of directors and is subject to approval of AmREIT’s stockholders, among other closing conditions, represents a premium of nearly 40% over AmREIT’s closing stock price on July 9, 2014, the last trading day prior to disclosure of an unsolicited proposal from Regency Centers Corporation, and a premium of 21% over that $22.00 per share proposal.

On July 14, 2014, two purported stockholders filed a petition, captioned Irving Braun et al. v. Taylor et al., against AmREIT, Inc. (“AmREIT”) and AmREIT’s directors in the District Court of Harris County Texas in Houston, related to the Merger Agreement.

On December 22, 2014, the plaintiffs and defendants reached an agreement in principle to settle the litigation (subject to finalizing and executing a definitive memorandum of understanding) and, on January 8, 2015, executed a memorandum of understanding reflecting the agreement. The settlement is intended to result in a full and final resolution of the claims of the plaintiffs and of the class of stockholders that they seek to represent. In connection with the settlement and in exchange for releases of claims by the stockholders, AmREIT has agreed, with Edens’ consent, to (1) waive and not to enforce the non-disclosure and standstill agreements that AmREIT signed with any interested party since July 10, 2014 in connection with AmREIT’s board of directors’ review of strategic alternatives, solely to the extent necessary to permit an interested party to bring a fully-funded public tender offer for all of the shares of AmREIT; and (2) make certain additional disclosures to stockholders prior to the special meeting. The settlement is contingent on the closing of the merger and both preliminary and final approval of the settlement by the District Court of Harris County Texas in Houston. AmREIT anticipates that in connection with the effort to seek approval of the settlement, plaintiffs’ counsel will seek an award of attorneys’ fees as a result of the settlement. As part of the proposed settlement, AmREIT has agreed not to object to an award of not more than $600,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court.

The settlement will not affect the amount of merger consideration to be paid in the Merger.

Chad C. Braun, AmREIT’s Chief Financial Officer, Chief Operating Officer and Secretary, is not related to Irving Braun or Judith Braun, the plaintiffs in this litigation.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates and projections about the industry, markets in which AmREIT operates, management’s beliefs, assumptions made by management and the transactions described in this Current Report on Form 8-K. While AmREIT management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to the risks that are set forth under “Risk Factors” in AmREIT’s 2013 Annual Report on Form 10-K. All forward-looking statements speak only as of the date of this Current Report on Form 8-K or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this Current Report on Form 8-K.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving AmREIT and the Buyer Parties. In connection with the transaction, AmREIT has filed a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety because it contains important information about the Merger. The proxy statement has been mailed to AmREIT stockholders. In addition, the proxy statement and other documents are available free of charge at the SEC’s Internet Web site, www.sec.gov. The proxy statement and other pertinent documents also may be obtained for free at AmREIT’s Web site, www.amreit.com, or by contacting Chad C. Braun, Chief Operating Officer and Chief Financial Officer of AmREIT, telephone (713) 850-1400.

AmREIT and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding AmREIT’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 12, 2015

AmREIT, Inc.

By:	/s/ Chad C. Braun
Chad C. Braun Executive Vice President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary